UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                              July 30, 2015

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in response to Item 2.03 below is hereby incorporated by reference in response to this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2015, Pepco Holdings, Inc. (PHI or the Company) entered into a $300,000,000 Term Loan Agreement (the Loan Agreement) with The Bank of Nova Scotia, as Administrative Agent, and the lenders party thereto. Subject to the terms and conditions of the Loan Agreement, PHI has borrowed (and may not reborrow) $300,000,000 at a rate of interest equal to the prevailing Eurodollar rate, which is determined by reference to the London interbank offered rate with respect to the relevant interest period, all as defined in the Loan Agreement, plus a margin of 0.95%. The Company’s Eurodollar loans may be converted into floating rate loans under circumstances provided for in the Loan Agreement, and, in that event, for so long as any loan remains a floating rate loan, interest would accrue on that loan at a rate per year equal to (i) the highest of (A) the prevailing prime rate, (B) the federal funds effective rate plus 0.5%, or (C) the one-month Eurodollar rate plus 1%, plus (ii) a margin of 0.95%. As of July 30, 2015, the outstanding loan balance under the Loan Agreement bore interest at a rate of 1.15% per year, which is subject to adjustment from time to time as provided in the Loan Agreement. All indebtedness incurred under the Loan Agreement is unsecured, and the aggregate principal amount of all loans, together with any accrued but unpaid interest due under the Loan Agreement, must be repaid in full on or before July 28, 2016. A copy of the Loan Agreement has been filed herewith as Exhibit 10.

The Company intends to use the net proceeds of the loans under the Loan Agreement to repay certain outstanding commercial paper obligations and for general corporate purposes.

The Loan Agreement contains certain representations and warranties made by the Company at the time such Loan Agreement was entered into and, under the terms of the Loan Agreement, the Company must be in compliance with specified covenants, including (i) the requirement that the Company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the Loan Agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain permitted sales and dispositions, and (iii) a restriction on the incurrence of liens (other than liens permitted by the Loan Agreement) on the assets of the Company or any of its significant subsidiaries. The Loan Agreement does not include any ratings triggers.

The occurrence of an event of default under the Loan Agreement could result in the acceleration of the repayment obligations of the Company thereunder. The events of default in the Loan Agreement include, but are not limited to (i) the failure of the Company to pay when due obligations under the Loan Agreement or the failure of the Company or certain of its subsidiaries to pay certain indebtedness under other borrowing arrangements, including the occurrence of a

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default or the acceleration of obligations thereunder, or the acceleration of such indebtedness, (ii) certain bankruptcy events, judgments or decrees against the Company or certain of its subsidiaries, (iii) a change in control (as defined in the Loan Agreement to exclude the merger with Exelon Corporation) of the Company or the failure of the Company to own all of the voting stock of its regulated utility subsidiaries (Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company), (iv) breaches of certain of PHI’s covenants contained in the Loan Agreement (including the covenants described in the preceding paragraph), (v) any representation or warranty made by or on behalf of PHI under the Loan Agreement or the loan documents being materially false on the date as of which it was made, (vi) the condemnation, seizure or taking of a substantial portion of the property of PHI and certain of its subsidiaries by a court, government or governmental agency, (vii) PHI or certain of its subsidiaries failing to pay or otherwise discharge certain monetary and nonmonetary judgments, or (viii) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended (ERISA), or with respect to certain of the Company’s employee pension benefit plans covered by ERISA.

The Bank of Nova Scotia, or its affiliates, have in the past provided investment and/or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, and are likely to perform these and other services for the Company in the future. They receive customary fees and commissions for those services.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
4	Form of Note (included in Exhibit 10)
10	$300,000,000 Term Loan Agreement by and among Pepco Holdings, Inc., The Bank of Nova Scotia, as Administrative Agent, and the Lenders Party Thereto, dated July 30, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)

Date:	July 30, 2015	/s/ FRED BOYLE
		Name:	Frederick J. Boyle
		Title:	Senior Vice President
and Chief Financial Officer

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INDEX TO EXHIBITS FILED HEREWITH

Exhibit No.	Description of Exhibit
4	Form of Note (included in Exhibit 10)
10	$300,000,000 Term Loan Agreement by and among Pepco Holdings, Inc., The Bank of Nova Scotia, as Administrative Agent, and the Lenders Party Thereto, dated July 30, 2015